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                                                     May 21, 2002
Lance A. Wilkes
20 Columbia Street
Hartford, CT  06106

Dear Lance:

         Thank you for accepting a position as President and Chief Operating Officer with OptiCare Health Systems, Inc. ("Company"). We look forward to working with you and eagerly anticipate your arrival, as there is much to do here. Your expected start date is June 10, 2002.

         This letter shall confirm the terms of your employment with the Company, which are subject to Board of Director approval and shall not constitute a valid offer of employment until such approval is obtained. Additionally, you will serve in this position at the pleasure of the Board of Directors. As President and Chief Operating Officer, you will be an executive officer of the Company who will be responsible for managing the day to day operations of the Company, its subsidiaries and/or affiliates and executing strategic initiatives as directed by the Board of Directors and the Chief Executive Officer of the Company.

         Your annual base salary will be $210,000.00. You are eligible for an annual bonus based upon performance metrics to be established by the Company for you and Dean Yimoyines, the Chairman and Chief Executive Officer. Additionally, the Company will award you 600,000 options to purchase the Company's common stock with an exercise price equal to the fair market value on the date of grant, 200,000 options to purchase the Company's common stock with an exercise price equal to $1.00, and 200,000 options to purchase the Company's common stock with an exercise price equal to $2.00. These options will be awarded from the Company's Amended and Restated 2002 Stock Incentive Plan and will vest over 4 years with 25% vesting after each year of service is completed. The Company will also pay you $500.00 per month for a car allowance and will cover all costs associated with your health insurance benefits. Additionally, the Company will provide life insurance equal to one time your annual salary. You will also be eligible to participate in any other benefit program the Company may offer from time to time. You are eligible for four weeks paid vacation and participation in the company's 401(k) plan wherein the Company will match 50% of the first 4% of your annual salary you deposit in the 401(k) plan after one year of completed service.

         Additionally, should the Company separate your employment without cause, you will be entitled to three months base salary as severance. Additionally, in consideration of the foregoing and more specifically your stock option grant the Company shall require you to agree not to compete with the company for a period of eighteen months after cessation of employment with the Company as more specifically stated as follows:
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 COVENANTS NOT TO COMPETE.
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         (a)During the term of your employment by the Company and for a period of eighteen (18) months immediately following the termination of such employment (such period to be extended to include any period of violation or period of time required for litigation to enforce this covenant) (the "Non-Competition Period"), that you shall not engage in a business competitive to the several businesses of the Company, its subsidiaries and affiliates are engaged in, which currently includes
         (1) the managed eye care business, (2) the optical buying group business, (3) the business of managing, owning or affiliating with the practices of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such facilities and shall not, without the prior written consent of the Company, render services directly or indirectly to any Conflicting Organization as defined below, except that employment may be accepted with a Conflicting Organization whose business is diversified and which, as to part of its business, is not a Conflicting Organization; provided, that the Company, prior to the acceptance of such employment, shall receive from such Conflicting Organization and from the you written assurances satisfactory to the Company that the you will not render services directly or indirectly in connection with any Conflicting Product as defined below. The term "Conflicting Organization," as used herein, means any individual or organization that is engaged in researching, developing, marketing or selling a Conflicting Product. The term "Conflicting Product," as used herein, means any process or service of any individual or organization, which competes, or would compete, with a product, process or service of the Company, its subsidiaries and affiliates, which currently includes (1) the managed eye care business,
         (2) the optical buying group business, (3) the business of managing, owning or affiliating with the practices of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such facilities.

         (b) The Company's obligation to make severance payments to you as stated above shall immediately cease upon the violation by you of the covenants set forth above. Additionally, you also agree that if you violate this covenant that you will forfeit any stock options granted pursuant to this agreement or in the future and will return any monies received as a result of an exercise of any option grant pursuant to this agreement or in the future.

         (c) Further, you acknowledge that breach of the foregoing covenant not to compete shall cause irreparable harm to the Company and you acknowledge that in addition to any other remedy at law or equity the Company may have, and in consideration thereof, you agree to the granting of injunction to prevent you and/or stop you from violating the above covenant.

         (d) Additionally you acknowledge that such a covenant is reasonable and necessary to protect the interests of the Company and will not prevent you from earning a livelihood.

           Further, should the Company should there be a change in control in the Company as that term is defined in the Amended and Restated 2002 Stock Incentive Plan, your stock option grants shall become immediately vested. Please indicate your agreement with these terms by signing below.

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         Thank you again for joining our team and we look forward to working with you. Should you have any questions please do not hesitate to contact me.



                                          Sincerely,


                                          Dean J. Yimoyines
                                          Chief Executive Officer and President
                                          OptiCare Health Systems, Inc.



Agreed and Accepted this 27 day of  June, 2002


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Lance A. Wilkes